Exhibit 99.1
FOR IMMEDIATE RELEASE
Terremark Closes $50 Million Senior Secured Notes
Offering
Rating Agency Upgrades Company’s Corporate Credit Rating
MIAMI — April 28, 2010 — Terremark Worldwide, Inc. (NASDAQ:TMRK) today announced the successful completion of the previously announced private placement of $50 million of its 12% senior secured notes due 2017 at an issue price of 112%, resulting in a yield to maturity of 9.25%. In conjunction with the offering, Moody’s Investors Service upgraded Terremark’s corporate family rating to B2 from B3 and Standard & Poor’s revised the outlook on the company to positive from stable.
Terremark intends to use the net proceeds for working capital and other general corporate purposes to support the growth of its business, which may include capital investments to build out facilities.
The offering was made to qualified institutional buyers and certain non-U.S. persons in offshore transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, including the ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products, Terremark’s ability to manage its growth, and the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.

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CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com